                                                                     EXHIBIT 8.1





                                  July 24, 1998



Bowmar Instrument Corporation
3601 E. University Drive
Phoenix, Arizona  85034

To the Board of Directors:

                 This opinion is furnished to you pursuant to Section 6.1.8 of the Agreement and Plan of Merger dated as of May 3, 1998, and as amended (the "Merger Agreement"), by and among Bowmar Instrument Corporation ("Bowmar"), an Indiana corporation, Bravo Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Bowmar, and Electronic Designs, Inc. ("EDI"), a Delaware corporation ("EDI"). Capitalized terms not defined herein are defined as set forth in the Merger Agreement.

                 Upon consummation of the Merger of Acquisition Subsidiary with and into EDI as provided in the Merger Agreement, Acquisition Subsidiary's separate existence will terminate and EDI will continue as the Surviving Corporation and as a wholly owned subsidiary of Bowmar. As a result of the Merger, (1) each issued and outstanding share of EDI Common Stock will be converted into the right to receive the Merger Consideration, (2) each share of EDI Common Stock that is held as a treasury share by EDI or any wholly owned subsidiary of EDI, if any, will be canceled and retired and shall cease to exist and no Merger Consideration shall be delivered with respect thereto, and
(3) all shares of common stock of Acquisition Subsidiary issued and outstanding immediately prior to the Merger shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 We have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the registration statement on Form S-4 that is to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), the certificates executed by officers of each of Bowmar and EDI, dated the date hereof, and attached hereto (the "Tax Certificates"), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

Bowmar Instrument Corporation
July 24, 1998
Page 2



                 In rendering our opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement. We have also assumed the accuracy of the facts concerning the Merger that have come to our attention during our engagement, and the accuracy of certain representations made by Bowmar and EDI in connection with the issuance of our opinion, including the representations contained in the Merger Agreement and the Tax Certificates. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the effective date of the Merger. Any material change in the facts referred to, set forth, or assumed herein, in the Merger Agreement, in the Registration Statement, or in the Tax Certificates could affect the conclusions stated herein.

                 In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the facts, information, covenants, statements, representations, or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including any changes that have retroactive effect) in applicable statutes, regulations, judicial decisions or administrative interpretations, or any changes that would cause any statement, representation or assumption herein to no longer be true or correct.

                 Based solely upon and subject to the foregoing, we are of the opinion that under present law for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code. We also confirm that the section of the Joint Proxy Statement/Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES", insofar as it relates to matters of law, fairly describes the material federal income tax consequences of the Merger and is true, correct, and complete in all material respects.

Bowmar Instrument Corporation
July 24, 1998
Page 3




                 This letter is furnished to you for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.



                                        Sincerely,

                                        /s/ Bryan Cave LLP

                                        BRYAN CAVE LLP